Exhibit 10.2

FIRST AMENDMENT TO THE
SEITEL HOLDINGS, INC.
2012 STOCK OPTION PLAN

The Seitel Holdings, Inc. 2012 Stock Option Plan (the “Plan”) is hereby amended, effective as of May 30, 2012, as follows:

1.	Clause (i) of Section 4 is hereby amended to read as follows:
(i)Subject to adjustment as provided in Section 6 hereof, 48,605 Shares will be authorized and available for Option grants under the Plan.
Except as otherwise amended herein, the Plan shall remain in full force and effect.
I, JoAnn Lippman, the Secretary of Seitel Holdings, Inc., by signing this document, certify that this document contains the First Amendment to the Seitel Holdings, Inc. 2012 Stock Option Plan adopted by unanimous written consent of the Board of Directors of Seitel Holdings, Inc. effective as of May 1, 2012 (as amended effective May 30, 2012), acting pursuant to Section 8 of the Plan.

/s/ JoAnn Lippman
                     JoAnn Lippman, Secretary